KIRKPATRICK & LOCKHART LLP               Exhibit 10.4
                        1800 Massachusetts Avenue, N.W.
                                  Second Floor
                             Washington, D.C. 20036



JOHN B. SPIRTOS
(202) 778-9271
spirtojb@kl.com

                                  May 15, 1998

                                                                 FOR PURPOSES OF
                                                          SETTLEMENT DISCUSSIONS

VIA FACSIMILE AND U.S. MAIL

Jeffrey L. Glassman
Riordan & McKinzie
California Plaza
300 South Grand Ave.
29th Floor
Los Angeles, CA 90071

      Re:   DEPARTURE OF SCOTT MEDNICK

Dear Mr. Glassman:

      Pursuant to Larry Kopald's conversation with Scott Mednick with regard to Mr. Mednick's separation from service with our client, THINK New Ideas, Inc. ("THINK"), and the resolution of all disputes arising under the terms of his employment agreement ("Employment Agreement"), we propose that the following serve as a basis for our preparation of a definitive settlement agreement ("Settlement Agreement") between the parties:

          Over a 24-month period, THINK would pay to Mr. Mednick the sum of $936,130, which represents the aggregate of Mr. Mednick's monthly compensation during the number of months remaining under the terms of the Employment Agreement (exclusive of extensions and inclusive of the agreed-upon annual salary increases as set forth in Section 4(d) of the Employment Agreement) plus an additional 12 months of compensation.

          THINK would purchase from Mr. Mednick its obligation to provide Mr. Mednick with participation in its health insurance program. Alternatively, Mr. Mednick may elect COBRA coverage, the premiums for which would be paid by THINK.

          THINK would compensate Mr. Mednick for the value of the number of "vacation" days to which he is entitled for the current fiscal year under the terms of the Employment Agreement, less any such days used by Mr. Mednick in the current fiscal year and recorded with the appropriate officer or administrator of THINK.

          Throughout the duration of the period during which Mr. Mednick received severance compensation payments from THINK, Mr. Mednick would be bound by a non-competition clause of the type set forth in Section 10 of the Employment Agreement.

          Ronald Bloom, Adam Curry and Mr. Mednick would enter into a private lock-up agreement, whereby each individual would agree to sell no more than 25,000 shares of THINK common stock ("THINK Stock") in any single transaction and in no event more than 16.43% of his shares of THINK Stock, including his option shares, for a period of 120 days, which period shall commence on May 15, 1998, the effective date of the Settlement Agreement; provided, however, that such lock-up agreement would terminate if the average fair market value per share of THINK Stock fell below $25 for a period of 10 business days.

Jeffrey L. Glassman
Riordan & McKinzie
May 15, 1998
Page 2



         THINK would pay the premiums on the $1,000,000 term life insurance policy on the life of Mr. Mednick for a period of four months and, thereafter, such policy would be transferred to Mr. Mednick and the premiums paid by him.

          THINK and Mr. Mednick would agree to release each other from all future claims and settle all disputes arising under the Employment Agreement.

          Mr. Mednick would enter into a consulting agreement with THINK, pursuant to which Mr. Mednick would provide advice and counsel to THINK on an as-needed basis in exchange for a consultation fee of $3,000 per day.

          THINK and Mr. Mednick would prepare a jointly issued press release, indicating the departure of Mr. Mednick and his entering into the above-referenced consulting agreement.

          THINK would include Mr. Mednick in any secondary offering of its securities for a 24-month period commencing on the effective date of the Settlement Agreement.

          THINK would obtain all necessary approvals and take all actions to accelerate and vest Mr. Mednick's 80,000 options to purchase shares of THINK Stock at an exercise price of $8.88 received pursuant to THINK's Amended and Restated 1997 Stock Option Plan.

          Within 60 days of the effective date of the Settlement Agreement, THINK would register Mr. Mednick's 20,000 options to purchase shares of THINK Stock at an exercise price of $4.05, which were received in connection with Mr. Mednick's service as a director of THINK.

          Mr. Mednick would be allowed his normal access to the premises of THINK and right to remove personal property for a seven (7) calendar day transitional period, such period commencing the day after the release of the above-referenced press release.

          Mr. Mednick's current assistant would remain an employee of THINK for at least 3 months, at her election, following the effective date of the Settlement Agreement.

Jeffrey L. Glassman
Riordan & McKinzie
May 15, 1998
Page 3




      If you have any questions or comments, please feel free to call. If you agree to these terms, please so indicate by signing this document below.

                                    Very truly yours,

                                    /s/ John B. Spirtos

                                    John B. Spirtos





Agreed and Accepted

By:  /s/ Scott Medwick
     -----------------
      Scott Mednick

Date:  May 15, 1998


THINK NEW IDEAS, INC.

By: /s/ Larry Kopald
    ----------------
      Larry Kopald, Chief Creative Officer

Date:  May 15, 1998